Exhibit 99.2

IEC ELECTRONICS CORP - CONSOLIDATED
BALANCE SHEET
MAR 28, 2008 AND SEP 30, 2007
(In Thousands)

	MAR 28, 2008	SEP 30, 2007
ASSETS

CURRENT ASSETS
Cash	0	0
Accounts Receivable	8,076	6,185
Inventories	5,073	3,326
Other Current Assets	74	75
Total Current Assets	13,323	9,586

NET FIXED ASSETS	1,675	1,603

LONG TERM ASSETS
Deferred Income Taxes	1,130	640
Other Non-Current Assets	0	16
TOTAL ASSETS	16,028	11,845

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short Term Borrowings	3,474	1,325
Accounts Payable	5,927	4,937
Accrued Payroll and Related Taxes	501	628
Other Accrued Expenses	441	366
Total Current Liabilities	10,343	7,256

Long Term Debt	273	426
TOTAL LIABILITIES	10,616	7,682

SHAREHOLDER'S EQUITY
Authorized - 50,000,000 shares
Outstanding - 8,736,493 shares
Common stock, par value $.01 per share	87	87
Treasury Shares at Cost (412,873 shares)	(223)	(223)
Additional Paid-in Capital	38,949	38,794
Retained Earnings	(33,401)	(34,495)
TOTAL SHAREHOLDER’S EQUITY	5,412	4,163

TOTAL LIABILITIES & EQUITY	16,028	11,845

IEC ELECTRONICS CORP - CONSOLIDATED
STATEMENT OF INCOME
FOR QUARTER END & YTD MAR 28, 2008 AND MAR 30, 2007
(In Thousands)

	ACTUAL	PRIOR	ACTUAL	PRIOR
	QUARTER	QUARTER	YTD	YTD
	MAR 28, 2008	MAR 30, 2007	MAR 28, 2008	MAR 30, 2007

Sales	11,940	10,899	23,100	20,145
Cost of Sales	10,557	9,370	20,571	18,408
Gross Profit	1,383	1,529	2,529	1,737

Less: Operating Expenses
Selling & G&A	998	783	1,752	1,390
Restructuring	0	0	0	0
Total Operating Expenses	998	783	1,752	1,390

Operating Profit	385	746	777	347

Interest and Financing Expense	(84)	(134)	(176)	(259)
Profit (Loss) on Sale of Assets	0	(33)	0	(33)
Other Income (Expense)	2	24	2	(25)
Net Income before Income Taxes	303	603	603	30

Provision for /(benefit from)Income Tax	(370)	0	(490)	3

Net Income	673	603	1093	27